Exhibit 99.1

TESSCO Reports First Quarter 2018 Financial Results

Quarterly Revenues Increase 9% Year Over Year

Quarterly Dividend of $0.20 Per Share Continued

HUNT VALLEY, MD, July 18, 2017—TESSCO TECHNOLOGIES INCORPORATED (NASDAQ: TESS), today reported financial results for its first quarter of fiscal 2018, ended June 25, 2017.

First-Quarter Highlights:

•	Revenue increased 9% year over year to $140.0 million; third straight quarter of year-over-year growth
•	Public carrier market sales grew 60% compared with last year’s first quarter
•	All markets except government grew year-over-year and sequentially
•	$0.08 EPS and $0.27 EBITDA per share*; second straight quarter of year-over-year growth
•	Investments in working capital made to support growing public carrier sales
•	Declared quarterly dividend of $0.20 per share

	First Quarter FY 2018	First Quarter FY 2017	Fourth Quarter FY 2017
Revenue	$140.0M	$128.9M	$122.6M
Earnings per diluted share	$0.08	$0.01	$(0.10)
EBITDA per diluted share*	$0.27	$0.16	$(0.11)
Operating margin	0.9%	0.1%	(1.4)%
Cash balance	$0.2M	12.6M	$8.5M
Line of credit balance outstanding	$8.3M	$0	$0

* EBITDA per diluted share and EBITDA (on which EBITDA per diluted share is based) are Non-GAAP financial measures. Non-GAAP financial measures indicated by an asterisk (*) either in the above chart or in the text of this press release are so indicated as a means to direct the reader to the discussion of Non-GAAP Information below and the reconciliation of Non-GAAP to GAAP results included as an exhibit to this press release.

First-Quarter Revenue by Market:

	Year over Year Q1 FY 2018 vs. Q1 FY 2017	Sequential Q1 FY 2018 vs. Q4 FY 2017
Public Carrier	60.4%	26.3%
Commercial Resellers	2.2%	10.5%
Government	(14.3)%	(11.9)%
Private System Operators	3.6%	15.1%
Retail	2.2%	16.5%
Total	8.7%	14.2%

“We continued to build on the sales momentum we have seen since last fall, achieving year-over-year revenue growth for the third consecutive quarter and year-over-year EPS growth for the second straight quarter,” said Murray Wright, President and Chief Executive Officer. “The improved top-line results primarily were driven by a 60% increase in sales to the public carrier market ecosystem and to a lesser extent by a solid performance in our VAR, private system and retail markets. This reinvigorated overall sales performance was in line with our expectations and led directly to the increase in our bottom line results.

“In my first nine months with TESSCO, we have implemented a number of new initiatives, incorporated them into a sound operating plan and executed on that plan,” Wright said. “Among these initiatives, we have enhanced our senior leadership, reorganized and revitalized our sales organization, improved our sales compensation plans to incentivize portfolio growth, regionalized our sales force and continued to invest in our ecommerce capabilities. We are improving how we engage with customers and vendor partners, as we develop stronger relationships to drive increased sales. While we recognize that many of these changes will take hold over time, we are optimistic about the positive trend and the opportunities ahead of us. We look forward to building on our recent track record of year-over-year sales growth during our fiscal second quarter as we strive for improved profitability throughout this year.”

First-Quarter Fiscal 2018 Financial Results

For the fiscal 2018 first quarter, revenues totaled $140.0 million, compared with $128.9 million for the first quarter of fiscal 2017. The increase in revenues from the prior-year period resulted primarily from a significant increase in sales to the public carrier ecosystem and from strong VAR, private system and retail sales.

Gross profit was $29.2 million for the first quarter of fiscal 2018, up from $27.1 million for the same quarter of fiscal 2017. The year-over-year increase in gross profit was primarily the result of the increase in overall sales. Gross margin was 20.8% of revenue for the first quarter of fiscal 2018, compared with 21.0% for last year’s first quarter. The decrease in gross margin was largely due to changes in the customer and product mix, including the increase in lower-margin sales to the public carrier market.

Selling, general and administrative (SG&A) expenses were $27.9 million for the first quarter of fiscal 2018, compared with $27.0 million for the same quarter of the prior year. The increase in quarterly SG&A expenses year over year primarily resulted from increased variable costs associated with higher sales, as well as increased accruals related to the Company’s performance-based reward programs.

Net income and earnings per share (EPS) were $0.7 million and $0.08, respectively, for the first quarter of fiscal 2018, compared with net income and EPS of $0.1 million and $0.01, respectively, for the prior-year first quarter.

Balance Sheet and Cash Flows

Increasing sales to the Company’s public carrier customers at times require significant investments in inventory, and these customers generally demand more favorable payment terms. Therefore, increasing the Company’s positioning and market share with these customers requires a working capital investment. During the first quarter, sales to public carrier customers increased 60% over last year’s first quarter and 26% over the sequential fourth quarter of fiscal 2017. Accordingly, during the first quarter, the Company experienced increases in inventory and accounts receivable and a corresponding decrease in its cash position, including increased borrowings on its line of credit. As of June 25, 2017, cash and equivalents totaled $0.2 million, and the outstanding balance on the Company’s line of credit was $8.3 million. Cash flow used in operations was $14.1 million during the first quarter, primarily due to increases in inventory and accounts receivable. Inventory increased by $8.1 million during the first quarter to $72.1 million as of June 25, 2017. Trade accounts receivable increased by $15.0 million during the first quarter to $79.8 million. The Company is currently evaluating its line of credit facility in an effort to ensure its ability to continue to make appropriate investments in it business.  The Company believes the long-term benefit from serving these carrier customers more than offsets the investments in cash required to support this business.

Cash Dividend

TESSCO’s Board of Directors declared a quarterly cash dividend of $0.20 per common share payable on August 23, 2017 to common stockholders of record on August 9, 2017. Any future declaration of dividends, and the establishment of record and payment dates, is subject to future determinations of the Board of Directors.

Business Outlook

The Company is not providing earnings guidance at this time for fiscal 2018.

First-Quarter Fiscal 2018 Conference Call

Management will host a conference call to discuss first quarter 2018 results tomorrow, July 19, 2017 at 8:30 a.m. ET. To participate in the conference call, please call: 855-319-5921 (domestic call-in) or 503-343-6034 (international call-in) and reference code #51620241.

A live webcast of the conference call will be available at http://tesscotechnologies.gcs-web.com/investor-resources/events. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 11:30 a.m. ET on July 19, 2017 until 11:59 p.m. ET on July 26, 2017 by calling 855-859-2056 (domestic) or 404-537-3406 (international) and entering confirmation #51620241. An archived replay of the conference call will also be available on the Company's website at http://tesscotechnologies.gcs-web.com/investor-resources/webcasts-and-presentations.

Non-GAAP Information

EBITDA and EBITDA per diluted share are measures used by management to evaluate the Company’s ongoing operations, and to provide a general indicator of the Company's operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges). EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization.  EBITDA per diluted share is defined as EBITDA divided by TESSCO’s diluted weighted average shares outstanding.

Management believes EBITDA and EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of these Non-GAAP measures may not be comparable to other similarly titled measures of other companies. Neither EBITDA nor EBITDA per diluted share is a recognized term under GAAP, and EBITDA does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, neither EBITDA nor EBITDA per diluted share is intended to be a measure of free cash flow for management's discretionary use, as certain cash requirements, such as interest payments, tax payments and debt service requirements, are not reflected.

A reconciliation of Non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

TESSCO Technologies, Inc. (NASDAQ: TESS) is a value-added technology distributor, manufacturer and solutions provider. TESSCO was founded more than 30 years ago with a commitment to deliver industry-leading products, knowledge, solutions and customer service and supports customers in the public and private sector. TESSCO supplies more than 50,000 products from 400 of the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things, wireless backhaul and more. TESSCO is a single source for outstanding customer experience, expert knowledge and complete end-to-end solutions for the wireless industry. For more information, visit www.tessco.com.

Forward-Looking Statements

This press release contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange

Commission, under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers as a result of consolidation among the wireless communications industry; the strength of our customers', vendors' and affinity partners' business; negative or adverse economic conditions, including those adversely  affecting consumer confidence or consumer or business spending or otherwise adversely impacting our vendors or customers, including their access to capital or liquidity, or our customers' demand for, or ability to fund or pay for, the purchase of our products and services; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry or technological failures, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; claims against us for breach of the intellectual property rights of third parties; product liability claims; our inability to protect certain intellectual property, including systems and technologies on which we rely; our inability to hire or retain for any reason our key professionals, management and staff; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com
or

David Calusdian
Sharon Merrill Associates
617-542-5300

TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended
	June 25, 2017	June 26, 2016	March 26, 2017

Revenues	$140,010,800	$128,860,000	$122,602,900
Cost of goods sold	110,844,000	101,754,000	96,665,300
Gross profit	29,166,800	27,106,000	25,937,600
Selling, general and administrative expenses	27,881,500	26,955,700	26,890,400
Restructuring Charge	-	-	806,600
Income (loss) from operations	1,285,300	150,300	(1,759,400)
Interest expense, net	68,600	11,400	(7,100)
Income (loss) before provision for income taxes	1,216,700	138,900	(1,752,300)
Provision for income taxes	533,800	58,400	(895,000)
Net income (loss)	$682,900	$80,500	$(857,300)
Basic earnings (loss) per share	$0.08	$0.01	(0.10)
Diluted earnings (loss) per share	$0.08	$0.01	$(0.10)

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	June 25,	March 26,
	2017	2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$158,700	$8,540,100
Trade accounts receivable	79,792,700	64,778,900
Product inventory, net	72,105,700	63,984,300
Prepaid expenses and other current assets	4,685,700	3,864,100
Total current assets	156,742,800	141,167,400

Property and equipment, net	13,485,600	13,830,900
Goodwill, net	11,677,700	11,677,700
Other long-term assets	7,462,900	7,304,500
Total assets	$189,369,000	$173,980,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$63,111,800	$53,581,400
Payroll, benefits and taxes	5,061,000	6,772,100
Income and sales tax liabilities	1,472,300	1,364,700
Accrued expenses and other current liabilities	1,925,100	2,228,200
Revolving line of credit	8,338,100	—
Current portion of long-term debt	26,900	26,500
Total current liabilities	79,935,200	63,972,900

Deferred tax liabilities	380,800	386,800
Long-term debt, net of current portion	22,800	29,800
Other long-term liabilities	1,736,400	1,574,700
Total liabilities	82,075,200	65,964,200

Shareholders’ equity:
Preferred stock	—	—
Common stock	98,600	98,400
Additional paid-in capital	59,337,600	59,006,000
Treasury stock	(57,502,400)	(57,437,600)
Retained earnings	105,360,000	106,349,500
Total shareholders’ equity	107,293,800	108,016,300
Total liabilities and shareholders’ equity	$189,369,000	$173,980,500

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended
	June 25, 2017	June 26, 2017	March 26, 2017

Net Income (loss) as reported	$682,900	$80,500	$(857,300)
Add:
Income tax provision (benefit)	533,800	58,400	(895,000)
Interest, net	68,600	11,400	(7,100)
Depreciation and amortization	989,600	1,176,700	877,700
EBITDA	$2,274,900	$1,327,000	$(881,700)
Add:
Stock based compensation	247,600	115,800	143,300
EBITDA, adjusted	$2,522,500	$1,442,800	$(738,400)

EBITDA per diluted share	$0.27	$0.16	$(0.11)
Adjusted EBITDA per diluted share	$0.30	$0.17	$(0.09)

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended			Three Months Ended			Growth Rates Compared to
	June 25, 2017			June 26, 2016			Prior Year Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carriers, Contractors & Program Managers	$26,598	$-	$26,598	$16,578	$-	$16,578	60.4%	-	60.4%
Government System Operators	8,445	-	8,445	9,852	-	9,852	(14.3%)	-	(14.3%)
Private System Operators	21,042	-	21,042	20,305	-	20,305	3.6%	-	3.6%
Commercial Dealers & Resellers	35,040	-	35,040	34,291	-	34,291	2.2%	-	2.2%
Retailer, Independent Dealer Agents & Carriers	-	48,886	48,886	-	47,834	47,834	-	2.2%	2.2%
Total revenues	$91,125	$48,886	$140,011	$81,026	$47,834	$128,860	12.5%	2.2%	8.7%

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carriers, Contractors & Program Managers	$4,128	$-	$4,128	$3,017	$-	$3,017	36.8%	-	36.8%
Government System Operators	2,004	-	2,004	2,140	-	2,140	(6.4%)	-	(6.4%)
Private System Operators	4,607	-	4,607	4,566	-	4,566	0.9%	-	0.9%
Commercial Dealers & Resellers	8,961	-	8,961	9,283	-	9,283	(3.5%)	-	(3.5%)
Retailer, Independent Dealer Agents & Carriers	-	9,467	9,467	-	8,100	8,100	-	16.9%	16.9%
Total gross profit	$19,700	$9,467	$29,167	$19,006	$8,100	$27,106	3.7%	16.9%	7.6%
% of revenues	21.6%	19.4%	20.8%	23.5%	16.9%	21.0%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended	Three Months Ended	Growth Rates Compared
	June 25, 2017	June 26, 2016	to Prior Year Period
Revenues
Base station infrastructure	$59,070	$52,395	12.7%
Network systems	23,837	18,430	29.3%
Installation, test and maintenance	6,993	8,755	(20.1)%
Mobile device accessories	50,111	49,280	1.7%
Total revenues	$140,011	$128,860	8.7%

Gross Profit
Base station infrastructure	$14,057	$13,428	4.7%
Network systems	3,829	2,898	32.1%
Installation, test and maintenance	1,419	1,568	(9.5)%
Mobile device accessories	9,862	9,212	7.1%
Total gross profit	$29,167	$27,106	7.6%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended			Three Months Ended			Growth Rates Compared to
	June 25, 2017			March 26, 2017			Prior Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carriers, Contractors & Program Managers	$26,598	$-	$26,598	$21,054	$-	$21,054	26.3%	-	26.3%
Government System Operators	8,445	-	8,445	9,584	-	9,584	(11.9%)	-	(11.9%)
Private System Operators	21,042	-	21,042	18,286	-	18,286	15.1%	-	15.1%
Commercial Dealers & Resellers	35,040	-	35,040	31,717	-	31,717	10.5%	-	10.5%
Retailer, Independent Dealer Agents & Carriers	-	48,886	48,886	-	41,962	41,962	-	16.5%	16.5%
Total revenues	$91,125	$48,886	$140,011	$80,641	$41,962	$122,603	13.0%	16.5%	14.2%

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carriers, Contractors & Program Managers	$4,128	$-	$4,128	$3,384	$-	$3,384	22.0%	-	22.0%
Government System Operators	2,004	-	2,004	2,160	-	2,160	(7.2%)	-	(7.2%)
Private System Operators	4,607	-	4,607	3,992	-	3,992	15.4%	-	15.4%
Commercial Dealers & Resellers	8,961	-	8,961	8,312	-	8,312	7.8%	-	7.8%
Retailer, Independent Dealer Agents & Carriers	-	9,467	9,467	-	8,090	8,090	-	17.0%	17.0%
Total gross profit	$19,700	$9,467	$29,167	$17,848	$8,090	$25,938	10.4%	17.0%	12.4%
% of revenues	21.6%	19.4%	20.8%	22.1%	19.3%	21.2%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended	Three Months Ended	Growth Rates Compared
	June 25, 2017	March 26, 2017	to Prior Period
Revenues
Base station infrastructure	$59,070	$52,779	11.9%
Network systems	23,837	22,089	7.9%
Installation, test and maintenance	6,993	6,582	6.2%
Mobile device accessories	50,111	41,153	21.8%
Total revenues	$140,011	$122,603	14.2%

Gross Profit
Base station infrastructure	$14,057	$13,542	3.8%
Network systems	3,829	2,392	60.1%
Installation, test and maintenance	1,419	1,383	2.6%
Mobile device accessories	9,862	8,621	14.4%
Total gross profit	$29,167	$25,938	12.4%